UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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EDCI Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EDCI Holdings, Inc. Announces Engagement of Proxy Solicitor

NEW YORK, Tuesday, December 29, 2009 /PRNewswire / -- EDCI Holdings, Inc. (Nasdaq: EDCI) ("the Company" or “EDCI”), today announced to its stockholders that the Company has engaged a proxy solicitor, InvestorCom, Inc., for the purpose of assisting EDCI in obtaining proxies for the proposals set forth in the Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 16th, 2009, which relate to the January 7, 2010 Special Meeting of EDCI’s Stockholders. EDCI’s management determined that it was advisable to engage a proxy solicitor due to several stockholders not having received materials as well as the timing of the mailing of proxy materials and the Special Meeting date in relation to the holiday season.  EDCI expects that it will incur approximately $6,500 in solicitor fees.

EDCI encourages any stockholders who have not yet received proxy materials to contact Richard Friedman, EDCI’s Secretary, at (770) 641-9009.

About EDCI Holdings, Inc.

EDCI Holdings, Inc. (Nasdaq: EDCI) is a multi-national company, headquartered in New York, that is seeking to enhance shareholder value by pursuing acquisition opportunities. EDCI is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market. EDC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. EDC’s clients include some of the world's best-known music, movies and gaming companies. EDC’s operations include manufacturing and distribution facilities in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcih.com.

Source: EDCI Holdings, Inc.

CONTACT: Richard Friedman (770) 641-9009

Web site: www.edcih.com